                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G
                                (Rule 13d-102)


       INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c), AND (d) AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)


                              (Amendment No. 1)(1)



                    Tweeter Home Entertainment Group, Inc.
                  -----------------------------------------
                                (Name of Issuer)




                         Common Stock, par value $0.01
                  -----------------------------------------
                         (Title of Class of Securities)




                                  901167-10-6
                  -----------------------------------------
                                (CUSIP Number)




                                January 27, 1999
                  -----------------------------------------
             (Date of event which requires filing of the statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)



        (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP NO. 901167-10-6                                      PAGE  2  OF  8 PAGES
          -----------                                           --     --

-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       ADVENT INTERNATIONAL CORPORATION

-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (A) [X]
                                                                       (B) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       DELAWARE
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 241,288
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    NONE
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            241,288
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            NONE
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       241,288
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                     [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       3.4%
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       CO,IA
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 8 Pages

                                  SCHEDULE 13G

CUSIP NO. 901167-10-6                                      PAGE  3  OF  8 PAGES
          -----------                                           --     --

-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       ADVENT INTERNATIONAL LIMITED PARTNERSHIP

-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (A) [X]
                                                                       (B) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       DELAWARE
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 241,288
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    NONE
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            241,288
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            NONE
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       241,288
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                     [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       3.4%
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 8 Pages

                                  SCHEDULE 13G

CUSIP NO. 901167-10-6                                      PAGE  4  OF  8 PAGES
          -----------                                           --     --

-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       GLOBAL PRIVATE EQUITY II LIMITED PARTNERSHIP

-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (A) [X]
                                                                       (B) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       DELAWARE
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 175,270
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    NONE
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            175,270
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            NONE
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       175,270
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                     [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       2.5%
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 8 Pages

                                  SCHEDULE 13G

CUSIP NO. 901167-10-6                                      PAGE  5  OF  8 PAGES
          -----------                                           --     --

-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       ADVENT DIRECT INVESTMENT PROGRAM LIMITED PARTNERSHIP

-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (A) [X]
                                                                       (B) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       BERMUDA
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 66,018
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    NONE
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            66,018
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            NONE
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       66,018
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                     [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0.9%
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 8 Pages

CUSIP NO. 901167-10-6             SCHEDULE 13G                      PAGE 6 OF 8

ITEM 1.

     (a) (b) This statement on Schedule 13G relates to the Reporting Persons' (as defined in Item 2 below) beneficial ownership interest in Tweeter Home Entertainment Group, Inc. a Delaware corporation (the "Corporation"). The address of the principal executive office of the Corporation is 40 Hudson Road, Canton, MA 02021.

ITEM 2.

     (a) (b) (c) This statement is being filed by the following entities:


          (1)  Advent International Corporation, a Delaware corporation;

          (2) Advent International Limited Partnership, a Delaware limited partnership;

          (3) Global Private Equity II Limited Partnership, a Delaware limited partnership

          (4) Advent Direct Investment Program Limited Partnership, a Bermuda limited partnership;


     The entities listed in subparagraph (1) through (4) above are herein collectively referred to as the "Reporting Persons" and individually as a "Reporting Person." The principal business address of all of the Reporting Persons is c/o Advent International Corporation, 75 State Street, Boston, MA 02109.

     (d) (e) This statement relates to the Common Stock, par value $0.01 per share, (the "Common Stock") of the Corporation named in Item 1 of this statement. The CUSIP number associated with such Common Stock is 901167-10-6.

ITEM 3. FILING PURSUANT TO RULE 13G-1(b), OR 13G-2(b).

This statement is not being filed pursuant to Rule 13G-1(b), or 13G-2(b).

CUSIP NO. 901167-10-6             SCHEDULE 13G                      PAGE 7 OF 8


ITEM 4. OWNERSHIP.

     (a) (b) The following table sets forth the aggregate number and percentage (based upon the number of shares of Common Stock outstanding as of January 27, 1999) of the Common Stock beneficially owned by each Reporting Person named in
Item 2 of this statement. The aggregate number and percentage of the Common Stock beneficially owned by each Reporting Person is calculated in accordance with Rule 13G-3(d)(1).


                                                                          NUMBER OF SHARES
                                                                          ----------------                        Percentage
                                                                                Under                             of Shares
REPORTING PERSON                                               Common          Warrants         Total            Outstanding
----------------------------------------------------------     -------------------------------------------------------------
Global Private Equity II Limited Partnership (1)               162,989          12,281          175,270              2.5%
Advent Direct Investment Program Limited Partnership (1)        61,391           4,627           66,018              0.9%
                                                               -------          ------          -------              ----
Advent International Limited Partnership (1)                   224,380          16,908          241,288              3.4%
                                                               -------          ------          -------              ----
Advent International Corporation                               224,380          16,908          241,288              3.4%
                                                               =======          ======          =======              ====

Total Group Ownership                                          224,380          16,908          241,288              3.4%
                                                               =======          ======          =======              ====

     (1) Advent International Corporation ("AIC") is the General Partner of Advent International Limited Partnership ("AILP") which in turn is the General Partner of the indicated reporting persons. As such, AIC has the sole power to vote and dispose of the securities owned by the indicated reporting persons. The beneficial ownership of AIC and AILP derive from such power.

     (c) Each of the Reporting Persons listed in the table set forth above have sole voting and dispositive power over the Common Stock beneficially owned by it as indicated above.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     This statement is being filed to report the fact that each Reporting Person and the Reporting Persons as a group have ceased to be the beneficial owners of more that five percent of the Class of Securities.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not Applicable.

CUSIP NO. 901167-10-6             SCHEDULE 13G                      PAGE 8 OF 8

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     The information for this item is contained on the individual cover pages to this filing, and is incorporated herein by reference.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

     Not Applicable.

ITEM 10. CERTIFICATION.

     By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



                                    SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


March 18, 1999


Advent International Corporation
By:  Janet L. Hennessy
     Vice President                     /s/ Janet L. Hennessy
                                        ---------------------


Advent International Limited Partnership
By:  Advent International Corporation, General Partner
By:  Janet L. Hennessy
     Vice President                     /s/ Janet L. Hennessy
                                        ---------------------


Global Private Equity II Limited Partnership
By:  Advent International L.P., General Partner
By:  Advent International Corp., General Partner
By:  Janet L. Hennessy
     Vice President                     /s/ Janet L. Hennessy
                                        ---------------------


Advent Direct Investment Program Limited Partnership
By:  Advent International L.P., General Partner
By:  Advent International Corp., General Partner
By:  Janet L. Hennessy
     Vice President                     /s/ Janet L. Hennessy
                                        ---------------------